Weirton Steel Corporation

Mail out to all employees.

                     WEIRTON STEEL CORPORATION
                        THE NEED FOR EQUITY

     Since the vote on issuing common stock was canceled in November 1992, Weirton Steel's debt situation has not changed. The corporation's debt principal remains at $495 million. In addition, the company continues to make interest payments of $1 million a week, or $52 million a year.

     Therefore, the corporation must strengthen its economic capabilities by decreasing its current debt. Without a substantial reduction in debt subsequent increase in equity, refinancing the existing debt will be extremely difficult. Presently, $140 million in payments are due in 1998 and $300 million in 1999. Selling common stock remains the only realistic solution to the debt situation. Even as operating conditions improve, the company cannot expect to earn enough money to repay the debt principal when it comes due.

     Weirton Steel needs to raise $200 million to improve its financial situation.


              Stock authorization, board changes sought

     Weirton Steel's board of directors has called a special meeting of stockholders for Thursday, May 26, 1994, at the Jefferson County Civic Arena in Steubenville. Here, votes will be tabulated on amendments proposed by the board to increase authorized common stock, as well as add an ESOP director to the board and change the qualifications for independent directors.

     Approval of the amendments will require an 80 percent affirmative vote by shareholders.


               Return of profit sharing possible...if

     A stock offering will have a positive effect on reinstituting profit sharing payments. Selling stock will boost the equity level beyond the point it needs to reach the "trigger mechanism" for paying profit sharing. Weirton Steel ended 1993 with an equity level of about $35 million. If the company does a stock offering and raises $150 million, the equity level then becomes $160 million. In that case, profit sharing would be paid for 1994 if it is a profitable year.




                      Falling behind the competition
     Weirton Steel has the highest debt to capitalization ratio (93 percent) among all of its domestic integrated competitors. The numbers for the "Big 5" (fourth quarter 1993): Wheeling-Pitt 29 percent; Bethlehem 46 percent; Inland 58 percent; National 63 percent; U.S. Steel Group 81 percent. As long as Weirton's debt situation remains as it is, it will be more difficult for the company to remain competitive.

     Just as important a statistic is interest expense per ton.
Weirton Steel pays an interest expense of $21 for every ton of steel shipped to customers. Not surprisingly, that statistic is the highest in the industry.

     Our competitors' interest expense per ton statistics read (fourth quarter 1993): Bethlehem $6; Wheeling-Pitt $10; National $11; Inland $12; U.S. Steel $17. an equity infusion would reduce the company's interest expense per ton and put Weirton Steel on an equal playing field with its competitors.


          Investment, offering cycle routine for industry

     Other domestic steel companies have reduced debt and interest expense by selling common stock. Aging operating units and equipment, more stringent customer demands and newer technologies are forcing them to invest capital to compete. These companies know that to remain competitive, they must upgrade their facilities.

     That's why Weirton Steel has invested $550 million in its facilities. One benefit of the company's capital program is its lower hot band costs. These costs have been reduced significantly in the last four years and now are lower then the industry average.


                     Stock offerings common of late

     Weirton Steel's major domestic integrated competitors, as a whole, have done 13 equity offerings since mid-1992, bringing in average proceeds of $270 million. U.S. Steel Group has led the way with four offerings in an 18-month span with proceeds nearing the $1 billion mark. Bethlehem Steel is second with three offerings, one in each of the last three years, with proceeds totaling $727 million. Wheeling-Pitt raised $221 million in two 1993 offerings, while Inland Steel has brought in $256 million from two offerings.

     Clearly, proceeds help pay down debt principal, thus helping reduce quarterly interest payments and improve the bottom line. Furthermore, this continual surge of recent stock issues clearly indicates the "window of opportunity" for steel stocks remains open, but the question remains -- for how long? That's difficult to answer, but with the amount and size of recent offerings and IPOs, it may be an indication that the market is peaking out for steel equity. Therefore, the time is right for Weirton Steel to do a stock offering.


                 Corporation targets equity use

     Weirton Steel's competitors have used the proceeds from their stock offerings for various reasons -- debt repayments, pension funding and general corporate purposes. The term "general corporate purposes" was referred to as a "blank check" in some cases during the aborted 1993 equity campaign. It was this terminology that caused many employee-owners to raise questions and concerns about how the proceeds from a Weirton stock offering would be used.

     After listening to these concerns, the corporation has decided to earmark its proceeds for two purposes: 1. reducing the debt principal and other liabilities and redeeming other securities and
2. strengthening the pension fund.


               Raising the money; maintaining control

     It is important that the corporation authorize as many shares as possible at this time. With the cycle for selling steel stocks near its peak, historical data suggests the window of opportunity won't be available for another two or three years once it closes.

     The board has approved a proposal to amend the company's Certificate of Incorporation to increase authorized common stock by 20 million shares. the company intends to register with the SEC and sell up to 15 million shares in a public offering as soon as practicable. With the proceeds, the company would 1. pay off a portion of its debt principal and other liabilities and 2. contribute to the pension fund.

     An additional five million shares would be committed to a new voluntary Employee Stock Purchase Plan, which would be spread over five years allowing employee-owners to voluntarily purchase stock at a 15 percent discount.

     If the corporation sells the entire 15 million shares to the public, the 1984 and 1989 ESOPs together would have more than a 50 percent majority of the votes. And, the control mechanisms within the ESOPs would remain intact.

     First, no individual stockholder could vote more than 5 percent of the outstanding votes. Even after selling 15 million shares, both ESOPs would have at least 10 times the voting of any other shareholder.

     Second, 80 percent of shareholder approval still would be required to approve actions such as mergers, acquisitions, company takeover, liquidation/dissolution or changes to the nominating process or composition of the board of directors.


                           Governance issues

     Weirton Steel's board of directors has approved 17 guidelines on corporate governance issues. Two of the most important issues deal with new independent director qualifications and the addition of a new board member to represent the ESOPs.

     The board is recommending approval of new qualification requirements for independents that, among other things, exclude advisers and consultants. They also would exclude persons who have had substantial financial transactions with the company or any of its subsidiaries, its affiliates or the company's principal union within a two-year period preceding appointment to the board.

     Additionally, no one could be elected a director for a term beginning after age 65 under the proposal.

     The board also approved recommending to shareholders an increase in the size of the board to 14 from 13. The new director would be designated as the "ESOP director" to be nominated by a nominating committee comprised of five participants in both ESOPs, in which substantially all employees and many retirees of the company participate.


                The Employee Stock Purchase Plan

     The current Employee Stock Purchase Plan, which enables employees to purchase company common stock at a 10 percent discount, expires Dec. 31, 1994. If approved, the new plan would allow employees to voluntarily buy Weirton common stock at a 15 percent discount of the fair market value. This new plan would be in place for five years.



                             In summary

     A significant portion of the capital improvements incurred by Weirton Steel and its competitors in recent years was paid for with money borrowed from lending institutions. But, that money and subsequent interest must be repaid, and nearly all of Weirton's competitors have addressed their concerns by issuing additional common stock to the public. Consequently a public stock offering also would be in the best interest of Weirton Steel.

     To approve the share authorization increase and governance issues, 80 percent of the total votes inside and outside both ESOPs must be cast FOR the amendments. There are 40.6 million outstanding votes in the ESOPs. Therefore, the company will need
32.5 million votes FOR the amendments for passage.


The following Business Brief is available to employees.

Of all outstanding shares
Eight percent goal key to May 26 vote

     By now, all ESOP participants should have received white-colored proxies on which two issues up for vote will appear. These ESOP Participation Voter Instruction cards have been mailed out by Ellen Philip Associates (New York), Weirton Steel's ESOP tabulator.

     The first issue, which all shareholders will consider, includes amendments to 1. authorize an increase in additional shares of common stock, 2. add an ESOP director to the corporation's board of directors and designate him as a member of the nominating committee, 3. change the definition of an independent director and 4. provide age limitations for directors.

     "For the first issue to pass, 80 percent of all the outstanding votes, which are those in the 1984 and 1989 ESOPs and outside the company, must be voted in favor of the proposal," Rick Garan, director-Media and Investor Relations, explained.
Therefore, with 40.6 million outstanding votes, it will take 32.5 million affirmative votes to pass the issue.

     The second issue proposes the composition of the nominating committee that will select the new ESOP director and how that director will be nominated. This measure will appear only on the white ESOP participants card.

     "The issue regarding the nominating committee requires a simple majority vote to pass. And unlike the first issue, the votes will be counted as one vote per participant," Garan said. "It doesn't matter how many shares you have. Whether you have a thousand shares or just one share, each participant is counted as one vote."

     Garan emphasized that it's important for all shareholders, both within and outside the ESOPs, to vote their proxies. He also reiterated that for the stock authorization and board changes to pass, the issue requires an 80 percent vote in favor of the amendments.

     "Both ESOPs contain 30 million votes, so even if 100 percent of all ESOP participants votes for these amendments, it's not enough for the issue to pass," he said. "That's why it's so important for the public shareholders to vote for this proposal, too. We urge everybody to send in their proxies and vote for the issue."

     The ESOP tabulator must receive the ESOP Participation Voter
Instruction cards no later than the end of business on Tuesday, May
24. Any votes inside the ESOPs received after that time will not be counted.

     "You should allow yourself two to three days for mailing.
Please send them in as soon as you possibly can," Garan said.

      White cards with a blue stripe at the top have been sent to public shareholders by Society National Bank (Cleveland).



Commentary
Exercise you right to vote

     In less than a month, votes will be tabulated at the special shareholders meeting, with the company in high hopes of gaining approval to hold a public stock offering.

     Also at stake are issues aimed at adding an ESOP director to the board and making him a member of the nominating committee, changing the qualifications for independent directors and imposing age limits on directors.

     There's no sense of editorializing the importance of this vote. We've known that for some time. Nonetheless, what's important to understand is the percentage of the vote the corporation requires from the shareholders for approval.

     Here's how this is going to work, but, mind you, it's something quite different that what we've experienced in voting other proxies.

     Both measures - the stock authorization and the board changes
- - will be voted as one issue. Approval of these amendments will required an 80 percent affirmative vote by shareholders.

     In this case, however, we need 80 percent of the total votes, inside and outside both ESOPs, for the amendments to pass. It doesn't mean an 80 percent majority of other votes cast by shareholders. There's a BIG difference between the two.

     Let's look at the numbers. There are 40.6 million outstanding votes. Needing 80 percent of all the votes, the company, therefore, will need 32.5 million affirmative votes for passage.

     Nothing less than 32.5 million will do.

     That's why it's important for everyone - and we mean EVERYONE
- - to send in their proxies - and to vote FOR the amendments.

     Now, here's what will happen if you don't vote.

     If employee-owners don't vote their ESOP shares, it will be up to the ESOP trustee to vote those shares in the same proportion as those shareholders who send in their proxies.

     For example, if those who voted their ESOP shares voted 80 percent FOR the amendments and 20 percent AGAINST it, that's how the trustee will vote the unvoted shares - 80 percent of them will be voted FOR and 20 percent AGAINST.

     So, if you plan to vote your ESOP shares FOR the amendments, by all means VOTE. You run the risk of a portion of your shares being voted AGAINST the amendments should you forget to send in your proxy.

     For any person holding outside shares who does not send in his proxy, well, those votes won't be counted at all and it's just the same as a vote AGAINST.

     The board, management, the ISU and the Shareholders
Information Corporation support this issue and we hope you will, too.




Letter from Craig Costello, Director of Operations to supervision.

Dear

     During the next few weeks, Weirton Steel stockholders and ESOP participants will be voting on issues that, it approved, are expected to enhance the corporation's financial flexibility and improve the leadership provided by the board of directors for our company.

     By now, you should have received your proxy statement and voting instruction form in the mail. I hope you have read the information carefully and understand what the company, employee-owners and all shareholders stand to gain by passing the proposals.

     Our department can play an important role in helping gain that approval.

     The outstanding work you and your crew members have performed is unquestionably one of the major reasons for our recent turnaround. Our operating performance climbed steadily during 1993 and continues to improve today, a fact supported by the resurgence of the company's net and operating incomes during the last two quarters.

     That performance obviously reflects the dedication and competence of everyone working throughout Operations, and I am extremely proud of the accomplishments of this department and hope that you also share this pride.

     By putting these proposals before the stockholders, the board of directors has demonstrated its commitment to maintaining an identity of interest among the management, employee-owners and stockholders of Weirton Steel.

     We, too, have a responsibility as management and employee-owners to our stockholders and to the customers who have remained so loyal to our company. As the backbone of this corporation, it's up to us to consistently produce high-quality, low-cost products that will strengthen our competitiveness.

     Our efforts to revamp the caster and the hot mill, improve yields and quality and lower operating costs are truly noteworthy. Yet, other areas -- like the picklers, the Sheet Mill and the tin Mill -- are anxiously awaiting the capital improvements they need and deserve, which only can be done if the company's financial flexibility if enhanced.

     That's why it's important to cast your vote FOR the amendments.

     Therefore, I need your help to spread the word. Please join me in urging all employee-owners in the Operations Department to support the proposals.

                                        Sincerely,



                                        Craig Costello





Proxy Telephone message to shareholders.

     Hi, this is                      from Weirton Steel
Corporation. (Ask for Shareholder) I am an employee-owner of Weirton Steel as well as a shareholder. The purpose of my call is to emphasize the importance of returning the Proxy Form that was recently sent out and to urge you to vote in favor of the Proposal. It takes 80% of the outstanding shares to be voted in favor of the stock authorization proposal for it to pass. For your vote to be counted in favor of the Proposal, you must mark the FOR box, sign and date your form and return it. It is important for you to make and return your Proxy, and to vote FOR the Proposal.